Exhibit 99.1

Capitala Finance Corp. Provides Update Regarding Equity Investments

CHARLOTTE, N.C., November 12, 2014 (GLOBE NEWSWIRE) – Capitala Finance Corp. (the “Company” or “Capitala”) (NASDAQ: CPTA) announced today that its portfolio company, Boot Barn Holdings, Inc. ("Boot Barn") (NYSE: BOOT) completed its initial public offering at $16.00 per share, and began trading on October 30, 2014. In exchange for Capitala’s original equity investment, Capitala received 600,000 shares of Boot Barn’s publicly-traded common stock, subject to a 180 day lock-up period.

Capitala’s investment in Boot Barn is the latest example of the Company’s effort to provide its investors additional returns beyond those achieved by interest and fees on its debt portfolio. Since inception of the Company’s SBIC subsidiaries in 2002 and 2007, the Company, together with its SBIC subsidiaries prior to the Company’s initial public offering, have collectively exited equity investments in 14 portfolio companies, representing $13.7 million of invested capital, through September 30, 2014. Those investments, through September 30, 2014, have generated gross gains totaling $30.0 million, gross losses totaling $4.0 million, for a net gain of $26.0 million. In addition, during that time, the Company, together with its SBIC subsidiaries prior to the Company’s initial public offering, also periodically received detachable penny warrants in their respective portfolio companies, generating $27.5 million of realized cash proceeds.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.capitalagroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com